PRICING SUPPLEMENT

                        Filed pursuant to Rule 424(b)(2)
             Registration Statement No. 333-112249 and 333-112249-01
                Pricing Supplement No. 5 Dated September 15, 2004
                    (To Prospectus dated April 27, 2004, and
                   Prospectus Supplement dated April 27, 2004)
                                CUSIP: 02003MAE4
                               ISIN: US02003MAE49


                          Allstate Life Global Funding
                            Secured Medium Term Notes
                                 Issued Through
             Allstate Life Global Funding Trust 2004-5 (the "Trust")


     The description in this pricing supplement of the particular terms of the Secured Medium Term Notes offered hereby supplements the description of the general terms and provisions of the notes set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

Principal Amount:  $250,000,000                              Agent(s) Discount: 0.24%

Issue Price:  100.000%                                       Original Issue Date:  September 22, 2004

Net Proceeds to the Trust:  $249,400,000                     Stated Maturity Date:  September 22, 2009

Funding Agreement Number(s):                                 FA-41074

Specified Currency:                                          U.S. Dollars

Interest Payment Dates:                                      March 22, June 22, September 22, and December 22 in each year

Initial Interest Payment Date:                               December 22, 2004

Regular Record Dates:                                        15 calendar days prior to each Interest Payment Date

Type of Interest Rate:                                       [ ] Fixed Rate  [X] Floating Rate

Fixed Rate Notes:                                            [ ] Yes  [X] No.  If, Yes,

Interest Rate:

Floating Rate Notes:                                         [X] Yes  [ ] No.  If, Yes,

Regular Floating Rate Notes:                                 [X] Yes  [ ] No.  If, Yes,

     Interest Rate:                                          Interest Rate Basis plus the Spread
     Interest Rate Basis(es):                                See below

Floating Rate/Fixed Rate Note:                               [ ] Yes  [X] No.  If, Yes,
     Floating Interest Rate:
     Interest Rate Basis(es):
     Fixed Interest Rate:
     Fixed Rate Commencement Date:

Inverse Floating Rate Note:                                  [ ] Yes  [X] No.  If, Yes,
     Fixed Interest Rate:
     Floating Interest Rate:
     Interest Rate Basis(es):

Initial Interest Rate, if any:                               Interest Rate Basis plus the Spread determined as of the second
                                                             London banking day preceding the Original Issue Date


                                     A-A-1


Initial Interest Reset Date:                                 December 22, 2004

Interest Rate Basis(es).  Check all that apply:
     [ ] CD Rate                                                 [ ] Commercial Paper Rate
     [ ] CMT Rate                                                [ ] Eleventh District Cost of Funds Rate
     [X] LIBOR                                                   [ ] Federal Funds Rate
     [ ] EURIBOR                                                 [ ] Treasury Rate
     [ ] Prime Rate                                              [ ] Other (See Attached)

     If LIBOR:

     [ ] LIBOR Reuters Page                                      [X] LIBOR Moneyline Telerate Page 3750

     LIBOR Currency:  U.S. Dollars

     If CMT Rate:
         Designated CMT Telerate Page:
         If 7052:                                                     [ ] Weekly Average
                                                                      [ ] Monthly Average
         Designated CMT Maturity Index:

Index Maturity:                                                   Three months

Spread (+/-):                                                     +0.15%

Spread Multiplier:                                                Not applicable

Interest Reset Date(s):                                           Each Interest Payment Date

Interest Determination Date(s):                                   The second London banking day preceding the related
                                                                  Interest Reset Date

Maximum Interest Rate, if any:                                    Not applicable

Minimum Interest Rate, if any;                                    Not applicable

Calculation Agent:                                                J.P. Morgan Trust Company, National Association

Exchange Rate Agent:                                              Not applicable


Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):

Amortizing Note:                                             [ ] Yes  [X] No.  If, Yes,
     Amortizing Schedule:
     Additional/Other Terms:

Discount Note:                                               [ ] Yes  [X] No.  If, Yes,
     Total Amount of Discount:
     Initial Accrual Period of Discount:
     Additional/Other Terms:

Redemption Provisions:                                       [ ] Yes  [X] No.  If, Yes,
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction (if any):
     Redemption:                                             [ ] In whole only and not in part
                                                             [ ] May be in whole or in part

     Additional/Other Terms:



Repayment:                                                   [ ] Yes  [X] No.  If, Yes,
     Repayment Date(s):
     Repayment Price:
     Repayment:                                              [ ] In whole only and not in part
                                                             [ ] May be in whole or in part
     Additional/Other Terms:

Sinking Fund (not applicable unless specified):


Additional Amounts to be Paid for Withholding Tax (not applicable unless specified):

Securities Exchange Listing:                                 [ ] Yes [X] No. If Yes, Name of Exchange

Authorized Denominations:                                    $1,000

Ratings:

     The Notes issued under the Program are rated "AA" by Standard & Poor's
     Ratings Services, a division of The McGraw Hill Companies, Inc. and "Aa2" by Moody's Investors Service, Inc.

Agent(s) Purchasing Notes as Principal:                      [X] Yes [ ] No. If Yes,

Agent(s)                                                                                                       Principal Amount
----------------------------------------------------         ------------------------------------------------------------------
Merrill Lynch, Pierce, Fenner & Smith Incorporated                                                                $125,000,000
Deutsche Bank Securities Inc.                                                                                     $125,000,000
     Total:                                                                                                       $250,000,000
                                                                                                                 =============
Agent(s) Acting as Agent:                                    [ ] Yes [X] No. If Yes,

Agent(s)                                                     Principal Amount
----------------------------------------------------         ------------------------------------------------------------------


                                                             ------------------------------------------------------------------
     Total:


Additional/Other Terms: Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. have agreed to reimburse Allstate Life Insurance Company for certain costs and expenses relating to the offering, sale and issuance of the Notes.

Special Tax Considerations: Interest payable on the Notes will be treated as "qualified stated interest" for United States Federal income tax purposes, as it meets the specified criteria referenced in the prospectus supplement under the heading "United States Federal Income Tax Considerations-U.S. Holders-Floating Rate Notes."